Exhibit 10.37
SearchHelp, Inc.
6800 Jericho Turnpike, Suite 208E
Syosset, NY 11791

This Employment Agreement (“Agreement”) is entered into on or about February 10, 2009 (the “Effective Date”), by and between Jeffrey Greene of  Woodbury, New York (the “Executive”) and SearchHelp, Inc. (the “Company” or “SearchHelp”), or together the Parties.

RECITALS:

Whereas, the Company desires to employ the Executive to provide personal services to the Company, and also wishes to provide the Executive with certain compensation and benefits in return for such services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:
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1.	Definitions.

Unless otherwise separately defined herein, as used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the same meaning as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

 “SearchHelp Affiliates” shall mean and include any subsidiary of SearchHelp or any division thereof now existing or formed at any time after the date of this Agreement; any corporation which may merge into or with which SearchHelp may be merged or consolidated; any corporation or renaming of the Company which may result from any reorganization of SearchHelp.

“Change of Control” shall mean the occurrence of any of the following:

(i)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)           Any merger or consolidation of the Company with any other entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)	Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets;

“Effective Date” shall mean the date in which the current CEO and Chairman of the Board officially resign from the Company

2.           Employment.

2.1.         Title; Duties and Responsibilities; Reporting; Place of Performance..

               2.1.1. Subject to the terms and conditions hereinafter set forth, as of the Effective Date and thereafter throughout the “Term” (as hereinafter defined) of this Agreement, the Executive shall be employed by as the Chief Executive Officer ("CEO") of SearchHelp and those SearchHelp Affiliates as shall be designated from time to time by the Board of Directors of SearchHelp.  The Executive shall also serve (without additional compensation) as a member of the Board of Directors of SearchHelp and all SearchHelp Affiliates.

2.1.2  Executive shall perform and be responsible for the entire operations of the corporation, including all such services and duties (collectively, the “Duties” and “Services”) as are customarily required of a Chief Executive Officer of a corporation in the Company’s industry or lines of business or similar to the Company in revenues, market capitalization and number of Executives (a “Comparable Company”). In addition to his duties as Chief Executive Officer, Executive shall render, to SearchHelp and SearchHelp Affiliates, such other services and duties consistent with Executive’s position and status as Chief Executive Officer, as may be designated from time to time by the Board, without any additional remuneration under this Agreement. Executive hereby acknowledges that Executive may be asked to perform duties outside his normal day to day role as may be required at a Comparable Company.

2.1.3. Executive shall report solely to the Company's Board of Directors.

2.1.4.  Executive shall perform such services and duties at the Company’s headquarters in Syosset, New York except when required to travel in the normal course of performing his duties.

2.2.         Term / Exclusivity.

2.2.1. The Term of this Agreement shall commence on the Effective Date, as defined above, and shall continue for 3 years through February 10, 2012 (the “Initial Term”) unless sooner terminated in accordance with the provisions of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment may be continued either under this Agreement or any other agreement, upon such terms and conditions as the Executive and the Company may mutually agree.  The Initial Term and any subsequent term of employment of the Executive are herein collectively referred to as the “Term”.

2.2.2. Executive agrees to devote his business and professional time to the performance of the Duties and Services, and shall undertake to perform such Duties and Services in a competent and professional manner, consistent with the skills to be possessed by the Chief Executive Officer, of a Comparable Company.  The Executive shall consider his employment by the Company his principal employment; however, Executive shall be permitted to engage in other charitable, community, professional or business activities from time to time, so long as such other activities do not materially interfere with his performance hereunder. Executive shall disclose all professional and business activities, outside of his employment, to the Board of Director in writing prior to the Effective Date and within fifteen (15) days of any subsequent changes to said activities. Company hereby acknowledges that Executive has a controlling interest in Constant Connect and may devote some time in support of the effort.

2.2.3. The Executive acknowledges that the Duties and Services shall be performed as an “exempt’ Executive and that, as such, he shall not be entitled to overtime or compensatory compensation other than periodic bonuses as may be awarded to the Executive from time to time by the Board of Directors of the Company in the exercise of their sole discretion.

2.2.4. Notwithstanding anything to the contrary contained in this Section 2.2, the Executive may acquire and/or retain, solely as an investment, and may take customary actions to maintain and preserve Executive’s ownership of:

(a)           Securities of any partnership, trust, corporation or other person which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended and which are publicly traded as long as Executive’s investment amounts are less than ten (10%) percent of the equity in such entity; and

(b)           Any securities of a partnership, trust, corporation or other person not registered as set forth in Section 2.2.4(a) above so long as such entity is not, directly or indirectly, in competition with SearchHelp.

2.3.           Confidentiality.  Executive acknowledges that the Services will, throughout the Term, bring Executive into close contact with many confidential affairs of SearchHelp, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. SearchHelp has invested substantial time and resources in developing, and then protecting, its confidential and proprietary procedures and methods and in safeguarding its property and materials as well as the property and materials of its customers. These procedures and methods include, without limitation, all written policies and procedures and other materials of SearchHelp and all property owned by customers or entrusted by customers to the care of SearchHelp that have been designated either as Trade Secrets and/or Confidential Information, each as described below. Trade Secrets and Confidential Information are for the exclusive benefit of SearchHelp, and by accepting employment with SearchHelp, Executive agrees not to use, either directly or indirectly, any Trade Secrets or Confidential Information for any purpose other than to perform his duties as required by this Agreement. Confidential Information may also be protected as a Trade Secret. Executive covenants and agrees that Executive will keep secret all Trade Secrets and/or Confidential Information of SearchHelp which are not otherwise in the public domain and will not disclose them to anyone outside of SearchHelp, except where such disclosure may be required by law.

2.4.	Non-Competition; Non-Solicitation; Non-Interference.

(a)           During the Executive’s employment hereunder, Executive will be exposed to Confidential Information of SearchHelp and the SearchHelp Affiliates, including, without limitation, details about their software programs, algorithms, processes, methods, and any intellectual property.  Accordingly, the competitive use and knowledge of any of such information would substantially and irreparably injure the business, prospects and value of SearchHelp and the SearchHelp Affiliates.  Executive and SearchHelp also agree that the business of SearchHelp and the SearchHelp Affiliates is both national and international in nature due to the utility and methods of distribution of their products.

(b)           Therefore, Executive agrees that during the initial Term and for a period of twelve (12) months after the end of the Term, and for a period of three (3) years if the initial Term is terminated early for any reason, except for change of control, Executive shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, Executive, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(1)           develop, sell, market, offer to sell products and/or services or participate in any business anywhere in the United States, or any other country, or province that have the functional purpose or utilize the same or similar technology, as the products of SearchHelp and the SearchHelp Affiliates, whether during the Term such products exist or are contemplated and reflected in documentation, or otherwise engage in direct competition with SearchHelp or the SearchHelp Affiliates;

(2)           solicit, induce, encourage, recruit or attempt to induce, encourage or recruit any person who is then employed or retained as a consultant by SearchHelp or any SearchHelp Affiliate or who was employed or retained as a consultant by SearchHelp or any SearchHelp Affiliate at any time during the twelve (12) month period preceding the end of the Term for the purposes of being employed or retained by Executive, by any entity or person on whose behalf Executive is acting as an agent, representative or Executive or by any competitor of SearchHelp or any SearchHelp Affiliate as it relates to any business that might compete with SearchHelp or any SearchHelp Affiliate;

(3)           solicit, induce or encourage or attempt to induce or encourage any person who is then employed or retained as a consultant by SearchHelp or any SearchHelp Affiliate or who was employed or retained as a consultant by SearchHelp or any SearchHelp Affiliate at any time during the twelve (12) month period preceding the end of the Term to terminate his or her employment, engagement or consulting relationship with SearchHelp or any SearchHelp Affiliate, or to breach any other obligation to SearchHelp or any SearchHelp Affiliate; or

(4)           solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between SearchHelp or any SearchHelp Affiliate and any consultant, contractor, customer, potential customer, or supplier of SearchHelp or any SearchHelp Affiliate as it relates to any business that might compete with SearchHelp or any SearchHelp Affiliate;

(5)           solicit, engage, contact, approach, induce or encourage or attempt to induce or encourage any investor, money manager, fund, broker, partner, proposed partner, corporation, Company, individual, consultant who SearchHelp has had any contact, conversations, meetings, presentations, approached, at any time during the (24) twenty four month period preceding the end of the Term to terminate his or her employment, engagement, consulting relationship with SearchHelp or any SearchHelp Affiliate as it relates to any business that might compete with SearchHelp or any SearchHelp Affiliate;

(c)           Executive acknowledges that the foregoing geographic, activity and time limitations contained in this Section are reasonable and properly required for the adequate protection of SearchHelp’ business.  In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Executive shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable.  In the event that Executive is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

2.5           Indemnification; Insurance.  SearchHelp shall, at SearchHelp’ sole expense, defend and indemnify Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, reasonable attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with a Proceeding (as hereinafter defined).  For the purposes of this section, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, if Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or Executive of SearchHelp or any SearchHelp Affiliate (or is or was serving as an officer, director, member, Executive, trustee or agent of any other entity at the request of any SearchHelp or any SearchHelp Affiliate). Executive may participate in his defense with Executive’s own counsel. SearchHelp shall maintain a Director’s and Officer’s insurance policy, naming and covering Executive in all of his employment capacities. SearchHelp shall also provide coverage for Executive under liability and such other insurance policies as may be reasonably warranted.  The terms and amount of such coverage and the company underwriting such policies shall be subject to the reasonable approval of Executive.

2.6           Employment Procedures. By accepting employment with SearchHelp, the Executive:

2.6.1. agrees to follow all of SearchHelp’ lawful policies and procedures which are otherwise applicable to all Company Executives generally, as they are currently constituted and as they may change from time to time after written notice of such to Executive, in the handling and safeguarding of Trade Secrets and Confidential Information, including, without limitation, all sensitive, confidential, proprietary procedures and methods and all written materials belonging to SearchHelp and/or SearchHelp Affiliates, as well as the handling and safeguarding of any property belonging to customers of SearchHelp and/or SearchHelp Affiliates and placed in its or their safeguarding and care; and

2.6.2. agrees to exercise due care and diligence to avoid any unauthorized publication, disclosure or use of Trade Secrets and/or Confidential Information and any documents or other materials or referring to them; and

2.6.3. agrees to not knowingly disclose to any third person at any time or for any reason (other than controlled disclosure of Confidential Information to investors, customers or vendors for legitimate business purposes of SearchHelp or SearchHelp Affiliates), any Trade Secret or Confidential Information, including, without limitation, any sensitive, proprietary procedure or method of SearchHelp or SearchHelp Affiliates or any materials and/or property referred to in this Section; and

2.6.4. agrees to not reproduce for the use of any third party, without consent, the procedures or policies of SearchHelp or SearchHelp Affiliates, or any property belonging to its customers or suppliers.

2.6.5. The restrictions set forth in this Section 2.6 will not restrict Executive from disclosing (but only to the proper recipient to the extent expressly permitted by this Agreement) any Trade Secret and/or Confidential Information which Executive is required to disclose by law or an order of a court of competent jurisdiction or any relevant governmental or regulatory agency; provided that Executive shall, unless otherwise required by law or by rule of professional conduct, have given prior written notice to SearchHelp of the disclosure requirement and of the information to be disclosed to allow SearchHelp an opportunity to seek a protective order.

2.6.6. In consideration of this agreement and the covenants contained herein, the Executive, on behalf of its attorneys, agents, representatives and associates, agrees to hold SearchHelp harmless against all claims and fully release, remise, acquit and discharge SearchHelp, and its predecessors, successors, assigns, affiliates, heirs, family members, administrators, trustees, directors, officers, Executives, partners, attorneys, agents, representatives and associates from any and all claims, demands, liabilities, actions or causes of action of any kind of character, at law or in equity, whether known or unknown, accrued or not, present or future, in connection with, arising from but not limited to, the Executive’s equity interest in SearchHelp, including without limitation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law and in the event of the following:

a.	The Company ceases to function as a going concern or substantially ceases to conduct its operations in the normal course of business as a software services company;

b.
The Company’s failure or inability to timely pay the Compensation and Additional Benefits required to be paid to Executive hereunder, because such payment would be detrimental to the financial condition of the Company, as determined by the Company's Board of Directors;

c.
Any bankruptcy petition is filed by or against the Company or the Company makes any assignment for the benefit of creditors or any receiver is appointed for the assets or property of the Company or the Company otherwise takes advantage of any insolvency laws;

d.	The Company attempts to assign this Agreement or any rights hereunder without the Executive’s prior written consent, provided that such consent shall not be unreasonably withheld or delayed;

e.	There is a change in the control or management of the Company without the prior written consent of Executive, provided that such consent shall not be unreasonably withheld or delayed; or

3.            Compensation.  As compensation and consideration for all Duties and Services provided by the Executive during the Term pursuant to this Agreement, SearchHelp agrees to pay to the Executive the compensation set forth below.

3.1.         Base Salary; Bonuses. Executive shall receive a base salary at the rate of two hundred forty thousand dollars ($240,000) per annum, commencing on the Effective Date and payable in equal installments on SearchHelp’ regular pay dates, subject to the usual and required payroll deductions and withholdings (“Base Salary”). Commencing one year from the Effective Date, and thereafter, all salary increases and or cash bonus shall be based upon Executive’s Performance and the overall Performance of the Company and shall be at the sole discretion of the Board of Directors. The Board shall review the Executive's performance for the prior year in order to determine if a salary increase and or cash bonus is warranted. Executive pay shall be increased to a maximum of $300,000 during the first 12 months of employment if the following events occur:

o	Executive achieves any two milestones listed in 3.5 below,
o	Company raises a total of $3,500,000 in one or more debt or equity financings, Executive pay shall increase by $25,000 upon the next pay period,

o
Company raises a total in excess of $4,00,000 in one or more debt or equity financings, Executive pay shall increase by an additional $35,000 upon the next pay period, bringing Executive’s base salary to $300,000.

3.2.         Warrant Grant. Three million five hundred thousand (3,500,000) 5 year warrants (the “Warrants”) to purchase the Company's common stock at an exercise price of $.10 per share, will be set aside for the Executive. The Company shall immediately vest and grant executive three million five hundred thousand (3,500,000) warrants to purchase the Company’s common stock. The Executive shall have the right to exercise entire warrant grant, in part or in whole, on a cashless basis during the term of employment and non-cashless if executive is no longer employed with the company due to cause or upon the Executive terminating employment for reasons of not for good cause.

3.3.          Stock Options Grant. The Company grants the Executive one million five hundred thousand (1,500,000) stock options (the “Stock Options”) entitling the Executive to purchase shares of common stock of the Company, on a cashless basis during the term of employment and non cashless if executive is no longer employed with the company (the “Stock Option Shares”). Upon each anniversary of the Effective Date, for a period of three years (3), if the Executive has been continuously employed by Company, for the entire Term, one-third (1/3) of stated shares shall vest to the Executive on month 12, 24, and 36. The specific terms and conditions of such Stock Options shall be set forth in a separate written Stock Option Agreement. The Exercise price shall be the 30-day VWAP, as posted on the Bloomberg, to be set on the Effective Date.

3.4.	Additional Benefits.

3.4.1. During the Initial Term, Executive shall be entitled to four (4) weeks of vacation time per annum, without deduction of salary. Such vacations shall be taken at such time or times during the applicable year as may be determined by Executive. All periods of Executive's employment in excess of one (1) year but less than any additional full year shall accumulate additional paid vacation on a pro-rata basis. The Executive may not carry over more than one week of unused vacation from one calendar year to the next calendar year. Exceptions can be made to carry over more vacation if the Executive was unable take vacation because of SearchHelp' needs. The Company's Board of Directors must approve, in writing, any vacation carryover in excess of one week.  Any accrued vacation time remaining, but unused by Executive, at the completion of Executive's employment shall be paid out to Executive (Executive cannot receive more then 3 weeks vacation pay upon departure unless the Board of Directors previously approved a carry over of any additional vacation from one year to the next), on the next regular pay cycle, calculated at the pro-rated Base Salary rate in effect at the time of the termination. In addition thereto, Executive shall be entitled to a reasonable number of days off for illness, family emergency, religious observance or other personal reason, in accordance with standard office policies then in effect, and which, if known in advance, shall be prearranged with the consent of the Company.

3.4.2. SearchHelp will reimburse Executive for all his reasonable approved business expenses incurred in connection with the performance of Executive’s duties under this Agreement, in accordance with SearchHelp general policies regarding business expenses. Notwithstanding anything to the contrary contained herein or in SearchHelp’ expense policies, any air travel required of Executive in the performance of the Services shall be paid solely by SearchHelp on an airline of Executive’s choice. Business class and first class is not permitted without the prior approval from the BOD.

3.4.3. During the Term, SearchHelp shall offer Executive participation in all Executive benefits programs offered during the Term to other senior SearchHelp executives. SearchHelp shall pay 100% of all premiums for coverage of Executive’s immediate family under the Company’s health insurance plan, if any (it being understood and agreed that SearchHelp shall not be responsible for the payment of any “deductible,” “co-insurance” or “patient’s portion” applicable under such health insurance).

3.4.4. If Executive is required to stay overnight away from his home in connection with the performance of his duties hereunder, SearchHelp shall pay, or shall reimburse Executive, for all approved travel expenses incurred by Executive (including air fare, hotel, meals and incidental expenses) as specified in Section 3.3.2 above.

3.4.5.   Executive is required to submit an expense report with all receipts within 15 days of any expense. Executive is also required to submit a written call report for any meeting with a client or prospective client, company, organization, group, individual, individuals, where a Supervising Executive is not in attendance. Report must cover the name of the company, client, group, individual, organization, name, title, and responsibility of all persons in attendance, purpose of the meeting, what was discussed, outcome of the meeting, and if there is any follow up or action that must be taken by either party. A hard copy must be stored in the appropriate filing system in the main headquarters of the Company.

3.5.         Performance Based Stock Options. The Company will grant the Executive four million (4,000,000) performance based stock options (the “Performance Stock Options”) entitling the Executive to purchase shares of common stock of the Company, on a cashless basis during the term of employment and as long as Executive is not fired for cause or he terminates employment for reasons of not good cause, (the “Performance Stock Option Shares”).  The Executive shall be entitled to any additional annual stock option grants provided at the discretion of the Company’s Board of Directors.  The specific terms and conditions of such Performance Stock Options shall be set forth in a separate written Performance Stock Option Agreement, with the principal terms being as follows:

3.5.1 The Performance Options shall vest as the Executive meets deadlines and or milestones for the completion of agreed upon deliverables with respect to the SearchHelp products (the “Deliverables”). The specific terms and conditions of the Deliverables, as mutually agreed upon, shall be set forth in detail in the Performance Stock Option Agreement, attached as Exhibit A When Executive achieves any two deliverables listed below, Executive shall vest 1,000,000 performance based options to purchase the Company’s common stock. Upon Executive achieving a third milestone below, an additional 1,500,000 performance based options shall vest, and upon achieving five milestones below, an additional 1,500,000 performance based options shall vest. It is agreed that any agreements signed during consultancy period shall count towards milestones below.

o	10 beta customers using Echometrix/Pulse Platinum Product

o	5 paying customers using the Echometrix/Pulse Platinum Product

o	Additional Sentry distribution channel that generates over $1 million or generates over 150,000 new users

o	Additional Echo/Pulse channel which generates over $1 million in total gross revenue in a twelve (12) consecutive months

o	Upon SearchHelp (sentiment analysis product) generating $2.5 million in gross revenue (cumulative), with each additional $2.5mm in cumulative revenue counting towards an additional milestone.

o	Upon SearchHelp (parental control product) generating $2.5 million in gross revenue (cumulative), with each additional incremental $2.5mm in revenue counting towards an additional milestone.

o	Upon SearchHelp generating in excess of $5 million in gross revenue in any one calendar year

o	Joint Venture or partnership that adds over $1 million in revenue in any one calendar year

o	SearchHelp being listed on a national exchange (NYSE, AMEX, NSDAQ)

o	Company’s market capitalization exceeds $25 million for two consecutive months (based on the last trading day for each consecutive month)

3.5.2  Any Performance Options that have vested shall accumulate and may thereafter be exercised at any time, individually or on a cumulative basis, by the Executive prior to the “Performance Stock Option Expiration Date” (as hereinafter defined). In addition, any Performance Based Options that have vested, will NOT be subject to any clawback provision as it related to section 4.1.2 below.

3.5.3 The exercise price for the Performance Options shall be set at $.15 on the date of the grant; provided that the applicable Exercise Price shall be subject to equitable pro-rata adjustment in certain events and the number of Performance Stock Option Shares shall be protected by customary anti-dilution provisions. The Performance Stock Option Agreement shall provide for cashless exercise during the term of employment and non cashless if executive is no longer employed.

3.5.4 All Performance Stock Option Shares issuable upon exercise of vested Performance Stock Options shall be entitled to piggyback registration rights and can be registered on any other applicable form for registering securities of the Company, excluding an S-8 registration, unless the Board of Directors unanimously approves such S-8 type registration.

3.5.5 Unless exercised, any unexercised Performance Options shall expire on the fifth anniversary of the date on which the Performance Stock Options were granted to the Executive, unless previously exercised (the “Performance Option Expiration Date”) and thereafter shall be of no further force or effect.

            3.6. Performance Evaluation. The Board shall meet with the Executive every six (6) months to review the Executive’s performance and compensation. Such review and evaluation will take into account the standard of Executive’s work based upon Executive’s SearchHelp plan and milestones and Executive’s overall commitment to the Company.

4.	Termination.

4.1.           Termination by the Company.

4.1.1. Good Cause. SearchHelp shall have the right, at its election, to terminate this Agreement at any time during the Term for “Good Cause.”  As used in this Agreement, the term “Good Cause” shall mean and be limited to:

(a)           the failure of the Executive to follow the reasonable directives of the Board, unless such failure is fully cured by the Executive within thirty (30) days of written notice thereof and is not thereafter repeated (in which event no notice need be given);

(b)           self-dealing or a material breach by the Executive of his fiduciary duties to SearchHelp and the SearchHelp Affiliates;

(c)           the Executive’s inability to perform the Services (whether as a result of his death, Disability (as defined below) or any other reason, other than a Material Breach (as defined below))

(d)           a single act of omission or commission by the Executive so grievous as to constitute theft, conviction or the plea of nolo contendere of a felony, or commission of an act of fraud, embezzlement or sexual harassment (in which event no notice need be given); or

(e)           other than 4.1.1 (b) and (d) above, a material breach of any material covenant, condition or agreement on the part of the Executive to be performed under this Agreement; unless such breach or non-performance is fully cured (if curable) by the Executive within thirty (30) days of written notice thereof and is not thereafter repeated (in which event no notice need be given).

4.1.2. Effect of Termination for Good Cause. Should this Agreement be terminated by the Company for Good Cause except as a result of his death or disability as defined below, the Executive shall have no right to any further Base Salary, shall forfeit all non-vested Options, warrants, stock and shall not receive any severance or other benefits or bonuses, or compensation from and after termination other than those which would normally survive, such as Executive’s entitlement to accrued, but unused, vacation pay or continuation of health care benefits under COBRA or other applicable law. If Company for Good Cause terminates Executive within 120-days (“Clawback Period”) of any warrant, option, and or cash bonus or grant as it pertains to sections 3.2 and 3.3, Executive shall forfeit said warrant, option, and or cash bonus or grant received within that 120-day period. Vested Performance Options or Warrants shall not be subject to the Clawback provision in this section.

4.1.3 Effect of Termination by Company.  In the event of a termination of the Executive’s employment under this Agreement by the Company during the Initial Term, Executive shall be entitled to a severance payment equal to one (1) month’s salary during year one, two (2) months’ salary during year two, and three (3) months’ salary during year.

4.2.         Termination by Executive.

4.2.1. SearchHelp Material Breach. Executive shall have the right, at his election to terminate this Agreement in the event of a “Material Breach" by the Company, which breach is not fully cured by the Company within thirty (30) days of written notice thereof and is not thereafter repeated (in which event no notice need be given).  A “Material Breach” shall consist of

(a)              SearchHelp’ failure or inability to maintain adequate directors and officers liability insurance,
(b)              SearchHelp’ failure or refusal to comply with a material term of this Agreement,
(c)              a change in the nature of Executive’s Duties and Services constituting a constructive discharge; or
(d)              the termination of Executive’s employment hereunder for reasons other than “Good Cause.”

By definition, SearchHelp’ failure or inability to timely pay the compensation and other benefits required to be paid to Executive hereunder, because such payment would be detrimental to the financial condition of the Company, as determined by the Company's Board of Directors, shall not constitute a “Material Breach” of this Agreement and Executive shall not be entitled the provisions of Section 4.2.3 below. Any unpaid compensation and other benefits shall accrue to the benefit of the Executive, provided that the Executive remains employed on a full-time basis with the Company and is rendering Duties and Services to the Company and/or the Company’s Affiliates, divisions, and be paid when financial conditions improve as determined by the Company's Board of Directors. At no time does this provision alter the Executive’s responsibilities and duties as set forth in Sections 2.2 and 2.6 herein and “at will” employment with the Company. If Executive terminates due to non payment of salary and or benefits after 90 continual days of non payment, Executive termination will not constitute a breach on the part of Executive.

4.2.2.  Effect of Termination by Executive. In the event that the Executive terminates this Agreement due to a Company Material Breach, the Company shall, for a period of three (3) months, pay to Executive or provide Executive with Executive's Base Salary, existing health, and all other benefits specified in this Agreement. If Executive terminates his employment for Not Good Cause within 180-days (“Clawback Period”) of any warrant, option, and or cash bonus or grant, Executive shall forfeit said warrant, option, and or cash bonus or grant received within that 180-day period.

4.3           Change in Control.

4.3.1 Unless the Company has in effect a change of control severance plan or similar arrangement applicable to Executive (and in which Executive has consented to participate) at the time of a Change of Control, the following provisions of this Section 4.3 shall apply.

4.3.2  Effect of Change of Control Termination.  If Executive (i) is terminated by the Company other than for Good Cause within ninety (90) days prior to a Change of Control or as a result of or in connection with a Change of Control or (ii) is terminated by the Company (or its successor entity) other than for Good Cause within twelve (12) months following a Change of Control or (iii) resigns upon a material breach within twelve (12) months following a Change of Control, the Company (or its successor) shall, for twelve (12) months following the date of such termination (subject to a six-month delay under Code Section 409A if Executive is a “specified Executive” within the meaning of Code Section 409A(a)(2)(B)(i)), pay to Executive or provide Executive with Executive’s Base Salary in accordance with the Company’s payroll practices, existing health and disability insurance (to the extent permitted by the Company’s plans and applicable law), and all other compensation and benefits specified in this Agreement (to the extent permitted by the Company’s plans and applicable law), and all unvested Options shall vest immediately and be exercisable as though such termination had not occurred.

5	Death and Disability.

5.1.         Death The Term shall immediately terminate upon Executive’s death as certified in accordance with the provisions of New York law (“Death”).

5.2.         Disability As used herein, the term “Disability” shall mean Executive becoming unable to perform the Services as a result of his/her permanent or temporary, total or partial, physical or mental disability.   In such event, the Company shall not have the right (absent of Good Cause) to terminate this Agreement due to Disability prior to the expiration of the Disability Period. As used herein, the term “Disability Period” shall mean the period commencing on the first day upon which such Disability occurs and ending on the first to occur of the following: (i) the expiration of the Term; (ii) if the Disability is continuous through the sixty (60) consecutive days following the day on which the Disability occurs, then the last day of such sixty (60) consecutive days; and (iii) if the Disability is intermittent and shall exist throughout the Term following the day on which the Disability occurs, then the cumulative sixtieth (60th) day of such Disability Period.

5.3.         Effect of Death or Disability Should the Term be terminated in accordance with the provisions of Sections 5.1 or 5.2 by reason of Executive’s Death or Disability, Executive or his estate (as the case may be) shall have no right to any further Base Salary (other than Options vested at the time of such Death or Disability); provided, however, that the Base Salary otherwise payable during the Disability Period shall nevertheless be payable on the terms set forth herein to Executive as a disability benefit (“Disability Benefit”). Any disability insurance proceeds actually received by Executive from SearchHelp’ disability insurance carrier during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by SearchHelp during the Disability Period pursuant to this Section 5.3). Executive or his estate (as the case may be) shall be entitled to severance payments in accordance to Sections and 4.1.3 as applicable.

6.           General.

6.1.         Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of the Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Base Salary or any other amount due Executive hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

6.2.         Waiver/Estoppel.  Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled but only by an instrument in writing signed by the parties to be charged.  No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties’ rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

6.3.         Notices. Any notice, which SearchHelp is required or may desire to give to Executive hereunder, shall be in writing and may be served by delivering it to the Executive, or by sending it to the Executive by mail, telex or telegraph, at Executive’s address first written above or such substitute address as Executive may from time to time designate to SearchHelp. Any notice which Executive is required or may desire to serve upon SearchHelp hereunder shall be in writing and may be served by delivering it personally or sending it by mail, email or facsimile transmission to the address set forth on Page 1 hereof, Attn: Chief Executive Officer, or such other substitute addresses as SearchHelp may from time to time designate by notice to Executive.

6.4.           Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of New York (without regard to its choice of law principles and without regard to any requirement that any provisions of this Agreement be interpreted against the party who drafted it) applicable to agreements fully executed and performed entirely in New York.

6.5           Dispute Resolution and Arbitration.  In the event that any dispute arises between Company and Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Employer, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration shall be held in New York, New York before a single arbitrator who shall be selected by the mutual agreement of Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in the City of New York, County of New York and State of New York for purposes of seeking such injunctive or equitable relief as set forth above.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  Company shall pay the costs of any arbitrator appointed hereunder and the costs of such arbitration.

6.6           No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of the other party. No party shall hold itself out contrary to the terms of this Paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act of omission of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

6.7.         Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, Executive or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement. promise, arrangement or understanding not expressly set forth in any other document executed by the parties concurrently herewith (“Parol Agreements”). This Agreement, together with SearchHelp’ Executive Handbook, and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

6.8.         Headings; Language. The headings in this Agreement have been inserted for convenience only and shall have no substantive effect. The language of all parts of this Agreement shall in all cases be considered as a whole, according to its fair meaning, and not strictly for or against any of the parties. The parties hereby acknowledge and agree that the language of this Agreement shall be considered jointly drafted.

6.9.         Counterparts. This Agreement may be executed in two or more counterparts, by original signature or via facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10.       Separate and Severable. Each term, clause and provision of this Agreement is separate and independent, arid should any term, cause or provision of this Agreement be found to be invalid or unenforceable, the validity of-the remaining terms, clauses, and provisions shall not be affected. As to those terms, clauses or provisions found to be invalid or unenforceable, they shall be replaced with valid and enforceable provisions that achieve, to the extent possible, the economic, business and other purposes of the invalid or, unenforceable provisions.

6.11.       Survival.  To the extent required to give them effect, any provisions of this Agreement that would reasonably be expected to survive the termination of this Agreement shall survive such termination for any reason. Without limiting the generality of the foregoing, the provisions of 2.4 and 2.5 shall so survive. If the foregoing accurately reflects the substance of our mutual agreement and understanding, please confirm your agreement to the foregoing by signing below where indicated.

Very truly yours,

SearchHelp, Inc.

By:	/s/ William Bozsnyak
By:	William J Bozsnyak
Tile:	CEO

ACCEPTED AND AGREED TO BY THE EXECUTIVE:

/s/	Jeffrey Greene
By: Jeffrey Greene
Date: February 10, 2009